EXHIBIT (7)(c)(1)

REINSURANCE AGREEMENT NO. 1 TO AGREEMENT

FUV-1 BETWEEN TRANSAMERICA LIFE INSURANCE COMPANY

AND UNION HAMILTON REINSURANCE LIMITED

Amendment No. 1

to

Automatic Modified Coinsurance Agreement No. FUV-1

(referred to as Agreement)

Between

Transamerica Life Insurance Company

Of Cedar Rapids, Iowa

(referred to as Reinsured)

And

Union Hamilton Reinsurance Limited

Of Hamilton, Bermuda

(referred to as Reinsurer)

Effective April 1st, 2001

Wheras, the Reinsured and the Reisurer entered into a Modified Coinsurance Agreement effective April 1st, 2001;

And Wheras, certain Schedules attached to the original Agreement that was signed on June 29th, 2001 were missing terms and conditions as noted on the signature page (Article XX);

And Wheras, the Reinsured and the Reinsurer now desire to amend said Agreement to include the missing terms and conditions;

Now, Therefore, in consideration of the mutual agreements, promises, and covenants provided herein, the Reinsured and Reinsurer hereby agree to delete the incomplete Schedules C, J, and K in their entirety and substitute the Schedules C, J, and K that are attached to this Amendment.

In Witness Whereof, Reinsured and Reinsurer have by their respective officers executed this Amendment in duplicate effective this 17th day of July, 2001.

For TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY (Reinsured)

at Cedar Rapids, Iowa

on July 17, 2001.

By:
Title:	Vice President

For UNION HAMILTON REINSURANCE LIMITED (Reinsurer)

at Charlotte, North Carolina

on , 2001.

By:
Title:

Schedule C

Intial Ceding Commission

On April 1st, 2001, Reinsurer will pay an initial ceding commission of $13,330,384 to Reinsured as consideration for the business in force. This is Reinsured’s GAAP deferred acquisition cost asset balance for the ceded business as of April 1st, 2001.

Quarterly Commission and Expense Allowances

1.	All expense allowances shown in Items 2. – 8. below shall be multiplied by the quota share percentage (expressed as a fraction) applicable to the business reinsured.

2.	In addition to the quota share adjustment specified in 1. above, the expense allowances shown in Items 3., 5., and 6. below shall be further adjusted as follows:

a.	If the quota share percentage is less than or equal to 25%, then multiply by 1.00.

b.	If the quota share percentage is greater than 25%, but less than or equal to 50%, then multiply by 1.25.

c.	If the quota share percentage is greater than 50%, then multiply by 1.50.

3.	The Reinsurer will grant the Reinsured the following acquisition (includes policy issue, legal, product development, and product filing) allowances:

a.	$120 per policy issued, payable once, plus

b.	0.30% of premium received, payable on each premium deposit.

4.	The Reinsurer shall grant the Reinsured the allowance equal to 0.30% of premium received, payable on each such premium deposit, to cover the Reinsured’s proxy DAC tax costs.

5.	The Reinsurer shall grant the Reinsured a maintenance expense allowances equal to $20 per policy, each calendar quarter, on the average number of policies in force during that calendar quarter.

Schedule C

6.	The Reinsurer will grant the Reinsured the following transaction expense allowances:

a.	$60 per policy terminated by death, payable on each death claim processed, plus

b.	$20 per policy terminated by surrender or annuitization, payable once on each such processed claim, plus

c.	$20 per partial withdrawal, payable once on each processed withdrawal, plus

d.	$4 per systematic partial withdrawal, payable once on each processed withdrawal.

7.	The Reinsurer shall reimburse the Reinsured for any:

a.	Asset Generation and Retention Service Fees paid to General Agents.

b.	Commissions including asset-based trail commissions paid to General Agents

c.	Guarantee fund assessments paid by the Reinsured as a result of a state-managed insolvency.

d.	Fees for Wholesaling and Relationship Management.

8.	The Reinsurer shall pay the Reinsured a fee equal to the following factors times the Reinsurer’s quota share of the average quarterly account value to defer Reinsured’s cost of retaining guaranteed minimum death benefits. The factors vary by the annuitant’s issue age and the type of GMDB benefit.

Issue Age	ROP* Factor	Step-Up Factor	5% Growth Factor
65 and younger	.00015	.0003	.000375
66 and older	.00050	.0008	.000950

*	ROP = return of premium

Schedule J

Reinsured’s Option to Recapture

Reinsured will monitor the premium received from the Portfolio Select Variable Annuity and any other variable deferred annuities reinsured under the Agreement. If, at the end of each calendar year, the premium retained by Reinsured under this Agreement is less than $125 million, then Reinsured shall have the option to recapture all reinsurance ceded for the consideration specified below in this Schedule J. Reinsured may exercise its option by notice to Reinsurer during the first 60 days of each calendar year beginning with calendar year 2002.

The Reinsured’s option to recapture shall be voided by either of the following conditions:

1.	If the total annual deferred annuity premium produced by Distributor and retained by Reinsured that is the subject of this and similar reinsurance arrangements between member companies of the AEGON USA Insurance Group (which includes Transamerica Life Insurance Company) and Union exceeds $200 million.

2.	If when requested by the First Union Insurance Group (“Distributor”), the Reinsured has not provided reasonable product or product modifications (“Product”) in a timely manner. All Product requests shall be made in writing. Product requests shall be limited to one fixed deferred annuity product or product modification each calendar year unless Reinsured agrees to waive this restriction. Product requests shall be complete and specify all product features and compensation.

The Reinsured shall make all decisions regarding the price to be charged for each Product.

The Reinsured may decline to provide any Product if, at its sole discretion, such Product (i) is not adequately defined by the Distributor, (ii) would do damage to the reputation of the Reinsured, (iii) would create legal or market conduct problems with policyowners or state insurance regulators, (iv) would make it difficult or impossible to gain state approvals or perform system modifications in a timely or cost-effective manner, or (v) would not be expected to meet the Reinsured’s pricing requirements.

Declinations of Product requests by Reinsured shall be made in writing within 30 days after the receipt of the original Product request. Such declinations shall specify Reinsured’s reasons and shall give alternatives.

Schedule J (continued)

After the Product design has been finalized to the satisfaction of both parties, the Product shall be available for sale after the period needed for state approvals and system modifications, if any. Such period of time shall be negotiated by the Distributor and the Reinsured on each Product, but shall not exceed six months measured from the date that the Product design was finalized, unless a later date is agreed to by both parties.

It is understood that the Reinsured cannot control the priorities or resources of any state insurance department for reviewing and approving products. Thus, it can be expected that some states will not have approved the product within the negotiated period. The lack of such approval shall not constitute a failure of the Reinsured to deliver the Product in a timely manner so long as Reinsured shall have filed for state approval and responded to state objections in a timely manner.

In addition, it is understood that the Reinsured cannot guarantee the approval of any particular Product design by all states. Thus, some state variations to the original Product design can be expected. The existence of such state variations shall not constitute a failure of the Reinsured to deliver the Product in a timely manner so long as Reinsured shall have filed for state approval and negotiated state variations in a timely manner.

The Distributor and Reinsured shall commit to negotiate Product design and compensation issues in an amicable and timely fashion. However, failure of the parties to reach agreement shall not void Reinsured’s option to recapture.

The recapture consideration shall be the sum of the products of the percentage below applied to the in force quota share of policyowner account values separated into policy year duration on the date of recapture:

Policy Year	Percentage
1-4	1.0%
5	1.5%
6	3.0%
7-9	3.5%
10	3.0%
11th and later	2.5%

Schedule K

Initial Segmented Portfolio

CUSIP	NAME	Coup	Trade Date	RATING	05/31/01 STAT	PAR VALUE	YLD
784061AB9	SDG MACERICH PROPERTIES LP SR	4.593	6-Apr-00	AA	5,000,000	5,000,000	4.637
066047AA9	BANKAMERICA CAPITAL FRN	5.349	22-May-00	A	9,163,501	10,000,000	5.985
Q6534XCC3	NATIONAL AUSTRALIA BANK MTN S	4.820	7-Jul-00	AA-	4,995,273	5,000,000	4.832

Wheras, the Reinsured and the Reisurer entered into a Modified Coinsurance Agreement effective April lst, 2001;

And Wheras, certain Schedules attached to the original Agreement that was signed on June 29th, 2001 were missing terms and conditions as noted on the signature page (Article XX);

And Wheras, the Reinsured and the Reinsurer now desire to amend said Agreement to include the missing terms and conditions;

Now, Therefore, in consideration of the mutual agreements, promises, and covenants provided herein, the Reinsured and Reinsurer hereby agree to delete the incomplete Schedules C, J, and K in their entirety and substitute the Schedules C, J, and K that are attached to this Amendment.

In Witness Whereof, Reinsured and Reinsurer have by their respective officers executed this Amendment in duplicate effective this 17th day of July, 2001,

For TRANSAMERICA LIFE INSURANCE COMPANY (Reinsured)

at Cedar Rapids, Iowa

on July 17, 2001.

By:
Title:	Vice President

For UNION HAMILTON REINSURANCE LIMITED (Reinsurer)

at Charlotte, North Carolina

on 7/30, 2001.

By:
Title:	CEO

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